Exhibit 99.1

CORPORATE PARTICIPANTS

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Kevin B. Reid Sturm, Ruger & Company, Inc. - VP, General Counsel & Corporate Secretary

Thomas A. Dineen Sturm, Ruger & Company, Inc. - Senior VP, Treasurer, CFO & Principal Accounting Officer

CONFERENCE CALL PARTICIPANTS

Brian Gary Rafn Morgan Dempsey Capital Management, LLC - Principal, Director of Research, and Lead Portfolio Manager

Chip Saye

Rommel Tolentino Dionisio Aegis Capital Corporation, Research Division - MD

William Daniel Ledley Cowen and Company, LLC, Research Division - Associate

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q4 2017 Sturm, Ruger Earnings Conference Call. (Operator Instructions) As a reminder, this call is being recorded.

I would now like to introduce President and Chief Executive Officer, Mr. Chris Killoy. Please go ahead, sir.

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

Good morning, and welcome to the Sturm, Ruger & Company Year-End 2017 Conference Call. I would like to ask Kevin Reid, our General Counsel, to read the caution on forward-looking statements. Then Tom Dineen, our Chief Financial Officer, will give an overview of the fourth quarter and

2017 financial results, and then I will ask -- I will discuss our operations and the state of the market and then we'll go to your questions. Kevin?

Kevin B. Reid - Sturm, Ruger & Company, Inc. - VP, General Counsel & Corporate Secretary

Thanks, Chris. We want to remind everyone that statements made in the course of this meeting that state the company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the company's SEC filings, including but not limited to the company's reports on Form 10-K for the year ended December 31, 2017, and of course, on the Forms 10-Q for the first, second and third quarters of 2017. A copy of these documents may be obtained by contacting the company or the SEC or on the company website at www.ruger.com/corporate or the SEC website at www.sec.gov.

We do reference non-GAAP EBITDA. Please note that the reconciliation of GAAP net income to non-GAAP EBITDA can be found in our Form 10-K for the year ended December 31, 2017, and our Forms 10-Q for the first 3 quarters of 2017, which are also posted to our website. Furthermore, the company disclaims all responsibility to update forward-looking statements. Chris?

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

Thank you, Kevin. Tom will now discuss the company's 2017 results.

Thomas A. Dineen - Sturm, Ruger & Company, Inc. - Senior VP, Treasurer, CFO & Principal Accounting Officer

Thanks, Chris. For 2017, net sales were $522.3 million and diluted earnings were $2.91 per share. For 2016, net sales were $664.3 million and diluted earnings were $4.59 per share.

For the fourth quarter of 2017, net sales were $118.2 million and diluted earnings were $0.59 per share. The recently enacted Tax Cuts and Jobs Act positively impacted earnings by $0.03 per share. For the corresponding period in 2016, net sales were $161.8 million and diluted earnings were $1.10 per share.

Our 2017 EBITDA was $112 million or 21% of sales, and our 2016 EBITDA was $171.4 million or 26% of sales. For the fourth quarter of 2017, our EBITDA was $22.6 million or 19% of sales compared to our fourth quarter 2016 EBITDA of $42.5 million or 26% of sales.

The balance sheet. At December 31, 2017, our cash totaled $63 million. Our current ratio was 3.2:1, and we had no debt. At December 31, 2017, stockholders' equity was $230.1 million, which equates to a book value of $13.21 per share, of which $3.64 per share was cash.

Cash flows. In 2017, we generated $101 million of cash from operations. We reinvested $34 million of that back into the company in the form of capital expenditures. We estimate that capital expenditures in 2018 will be approximately $15 million. Our primary focus for investment will continue to be new product developments.

Cash return to shareholders. In 2017, the company returned $89 million to its shareholders through the payment of $24 million of dividends and the repurchase of 1.3 million shares of our common stock at an average price of $49.10 per share for a total of $65 million. At December 31, 2017,

$31 million remained authorized for future stock repurchases. Since November 2016, we have repurchased 1.6 million shares or 8.4% of the outstanding shares. Given our practice of paying 40% of our net income as dividends, the reduction in outstanding shares will not only benefit our earnings per share, it will also directly benefit our dividends per share.

Our Board of Directors declared a $0.23 per share quarterly dividend for shareholders of record as of March 15, 2018, payable on March 30, 2018. As a reminder, our quarterly dividend is approximately 40% of net income and, therefore, it varies quarter-to-quarter. That's the financial update for 2017. Chris?

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

Thanks, Tom. First, I want to talk about demand. 2017 was a challenging year for the firearms industry. For 2017, the estimated sell-through of our products on the independent wholesale distributors to retailers decreased 17% from 2016.

During this period, the National Instant Criminal Background Check System, or background checks as adjusted by the National Shooting Sports Foundation, and commonly referred to as adjusted NICS checks, decreased 11%. The decrease in estimated sell-through of the company's products from the independent distributors to retailers is attributable to: one, decreased overall consumer demand in 2017 due to stronger-than-normal demand during most of 2016, likely bolstered by the political campaigns for the November 2016 elections; two, reduced purchasing by retailers in an effect to reduce their inventories and generate cash; three, aggressive price discounting and lucrative consumer rebates offered by many of our competitors; and four, increased industry manufacturing capacity, which exacerbated the above factors.

New product developments. We believe that new products are the key driver of demand. New products represented $137.8 million or 27% of firearms sales in 2017 compared to $192.6 million or 29% of firearms sales in 2016. In 2017, new products included the Precision Rifle, the Mark IV pistols, the LCP II pistol and the American Pistol.

In December 2017, the company introduced the pistol caliber carbine, the Security-9 pistol, the EC9s pistol and the Rimfire Precision Rifle. Due to the timing of these launches, these new products had only a minimal impact on the 2017 results. In 2017, we shipped over 800 unique models in over 40 major product families.

Keep in mind, we only have approximately 380 catalog models, so more than half of the models that we shipped last year were non-catalog models. These were derivatives of existing models, featuring a different caliber, barrel length or finish. Some of these distributor exclusives have been offered for many years due to the continually strong demand, while others were new in 2017. Regardless, these derivatives are not included in our new product sales total because we only include major new products that were introduced in the past 2 years. It's a pretty tough standard, but it helps us focus on significant breakthrough new products.

Production and inventory. We reviewed the estimated sell-through from the independent distributors to retailers as well as inventory levels at the independent distributors and in our warehouses, semimonthly to plan production levels and manage inventory levels. These reviews we refer to as SIOP sessions, sales, inventory and operations planning, result in a decrease -- resulted in a decrease in total unit production of 24% in 2017 compared to 2016. This allowed our finished goods inventory to decrease by 54,500 units and distributor inventories of our products to stay essentially flat during 2017. Our total inventory decreased by $12 million or 12% in 2017. We expect to manage our production to moderate inventory growth and capitalize on opportunities that present themselves in 2018.

Workforce actions. When we reduced production in 2017, we were mindful of the impact it would have on our people, operations and profitability. However, we had to make some difficult decisions. We developed a strategic plan focusing on not filling positions vacated through attrition and a reduction of overtime, while carefully monitoring our headcount.

In the second half of the year, we ended all temporary work assignments, and in January 2018, we consolidated and eliminated approximately 60 indirect labor positions. These reductions were made in all of our locations and cut across all disciplines. In January 1, 2017, to January 31, 2018, which is a 13-month period, our headcount decreased by approximately 700 people or 28%. As a result, Ruger is better positioned to succeed in 2018. The review of our workforce and business needs occurs every couple of weeks at our semimonthly SIOP meetings. These were the highlights of 2017.

Before we take questions, I want to take a moment and reflect upon the recent tragic events in Florida. Although this call is intended to focus on our business, like all Americans, we also struggle with the shock and sadness of these horrible events. We will continue to stand by our model as Arms Makers for Responsible Citizens, but we are people too and are impacted when tragedies like this occur in our communities.

Operator, may we have -- please have the first question?

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question comes from the line of Brian Rafn with Morgan Dempsey.

Brian Gary Rafn - Morgan Dempsey Capital Management, LLC - Principal, Director of Research, and Lead Portfolio Manager

Give me a sense as the fourth quarter played out from the hunting season, maybe as you moved October to November into December, maybe

Black Friday sales, holiday sales. How did the quarter progress?

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

Well Bryan, as I think you know from some of the news stories about NICS checks, Black Friday was very strong. What we saw this fall in the hunting season was, frankly, we did much better on some of the nonstandard calibers, things like the 450 Bushmaster, bolt-action American rifle as well as the 6.5 Creedmoors and things of that nature, rather than the traditional calibers like 30-odd 6s and 270s. So while it was a very good -- good for Ruger in terms of bolt-action sales in the hunting season, that is a little atypical in terms of which products were moving through.

Brian Gary Rafn - Morgan Dempsey Capital Management, LLC - Principal, Director of Research, and Lead Portfolio Manager

Yes. There's been the couple of hunting seasons, a kind of a cannibalization of modern sporting rifles taking over from some of the bolt-action scoped rifles, that you'd normally see regardless of caliber. Is that continuing? Or has that subsided a little?

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

I think that's probably stabilized. I don't think we have any real data on that to confirm one way or the other. But like I said, the fall season, the hunting season for us was good. But again, it was dominated more by those nonstandard and newer calibers like the 6.5 and 450 Bushmaster in particular, which we found somewhat surprising. But it was good for Ruger, given the amount of SKUs that we had committed to those categories.

Brian Gary Rafn - Morgan Dempsey Capital Management, LLC - Principal, Director of Research, and Lead Portfolio Manager

Okay. Give me a sense -- when you guys talk, you really anchor your growth on organic pipeline engineering teams designing. If you look at -- and I'm going to kind of frame it in 3 different ways, if you look at like the new products that are more of a breakthrough high-end, your like, the precision rifles versus a product pipeline or a product development like, "this is a new frame," a new frame platform versus a third area, the derivative kind of the iteration of the caliber, the finish, the grip. When you guys are looking at this type of a little more of a malaise, a little more normalized market, do you guys stay or give priority to maybe more new product frames or maybe more breakthrough designs like the Precision Rifle versus just having the derivative iteration type caliber and finish and grip type products? Or is it really just projects just run their kind of order and you don't really give a preference?

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

Well, Brian, with the major new product initiatives, they typically involve teams of engineers and support folks and, really, from the purchasing disciplines and manufacturing engineers, tooling specialists, et cetera. So those teams are pretty solid and stay together for the duration of the project. Examples of that would be things like the Pistol Caliber Carbine that we recently launched out of the Newport facility, the Precision Rimfire out of North Carolina and the Security-9 pistol out of Prescott, Arizona. So all of those involve some substantial commitments, both in terms of people and time. And so, those folks stay tied up in committed on those projects while we have other engineers and other folks that are working on those distributors exclusives. So both are really happening throughout the year, and sometimes, frankly, we are optimistic. When we see something like the -- like a 450 Bushmaster as a caliber get popular, we'll do additional special makeups or derivatives with different distributors that may involve camo patterns. You might have scoped combinations on a 10/22, things of that nature that allow a little differentiation but don't detract from the major new product initiatives.

Brian Gary Rafn - Morgan Dempsey Capital Management, LLC - Principal, Director of Research, and Lead Portfolio Manager

Yes. No, I got you on that. When you say distributor exclusives specials, what kind of a lifespan, I mean, if you guys did 800 different models versus 380 in the catalog. Do these things run multiyear? Or is -- and/or are they batch run -- or are they run -- production runs that are in the hundreds or thousands? And do they run multiyear? I'm just curious.

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

We have some that are in the thousands and then some that do run multiyear. Some distributors will have a reputation for certain categories, say, single actions. And retailers know they should seek them out for those particular special makeups. Then we have a lot of them that will be smaller categories that are kind of short time in duration, maybe 500 units, and then move on to the next thing. So it's really a combination. It depends on market reaction and acceptance when that's launched by the distributor into their retailers. And if it's strong, they will typically come back for a reorder. The only exception would be, of course, is if there's a limited-edition that we said "one of a thousand" or something like that, then obviously, we would stick with that preordained number.

Brian Gary Rafn - Morgan Dempsey Capital Management, LLC - Principal, Director of Research, and Lead Portfolio Manager

Got you. And I'll just ask one more and get back in line. The status of the Ruger Mark IV, the safety recall, I think you booked about $2.5 million. Is that finished for 2017, that's a done deal?

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

While the -- a recall is going to go on for potentially years in the future, the big expenses are out of the way. I mean, what you've got is now you got a lot of legwork and detective work on the part of our customer service folks following up and tracking down the individual customers who may have one of those models. We're approximately 60% through all of our -- the units shipped on the Mark IV that are affected by that recall. And frankly, that's very good. It'll be a while, as we go forward, tracking those individual serial numbers down to customers. But by and large, the big expenses are all behind us.

Operator

And our next question comes from the line of Rommel Dionisio with Aegis Capital.

Rommel Tolentino Dionisio - Aegis Capital Corporation, Research Division - MD

So given the recent juncture of the industry, I know there's been some talk in the financial press of the about the financial health of some distributors, specifically, Jerry's and Ellett Brothers. I wonder if you could just talk about if that's going to have any -- do you foresee on that business? Is there any receivables risks in the financial side? And if you could just address that.

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

Well, Rommel, thanks for asking. Frankly, we monitor all of our distributors. We only have 19 distributors. We have another network of export customers that largely pay in advance, and we have a small number of law enforcement customers. But our primary commercial distributors are all current at this time, and we're 99% to 100% current on all of our receivables. We do monitor their balances, each one of them has a credit limit, if you will, and we use a combination of letters of credit and credit insurance to mitigate that risk. So we're comfortable with where all of our distributors are at this point in time. But that's not to say we don't watch all of our distributors very closely.

Rommel Tolentino Dionisio - Aegis Capital Corporation, Research Division - MD

Okay, just a quick follow-up. Since SHOT Show, I wonder if you could just share with us anything you've seen in the channel, whether promotions and discounts have begun to alleviate some water here in these last few weeks since that major trade show.

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

Since the SHOT Show for Ruger, it's been very positive as far as our new product launches. I mentioned some of the things that came out of all 3 factories along -- in addition to those 3 big projects, the Security-9, the Rimfire Precision and the Pistol Caliber Carbine. We also had the EC9s pistol out of Prescott. All 4 of those have been very solid, and we have very good strong demand from our distributors and retailers, a lot of consumers looking to get those products. So that's been very positive for us. Right now, we're in the process of following up and closing out our winter show programs. If you recall, we launched those programs earlier than normal. We launched those in December this year. And those programs, as far as the ability for retailers to write orders under those programs, ends at the end of February. And then we'll continue to deliver on those programs through the end of May. And so far, yes, we're right in that cycle right now, so it's a little bit of a, as typically happens, a little bit of a sprint to the finish for dealers to get additional orders written under those program terms before the end of February.

Operator

And our next question comes from the line of Bill Ledley with Cowen and Company.

William Daniel Ledley - Cowen and Company, LLC, Research Division - Associate

Wanted to dig into the inventory levels a bit. The end of Q4, they were pretty strong, I would say, especially at Ruger. And the distributor level, the distributors were flat year-over-year. Could you just talk about how you see inventory playing out next year and just broadly inventory and the channel? Vista reported good inventory levels of channel on the ammo side. I'm wondering what it's like on the firearm side.

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

Well as you saw the -- at distributor level, the inventory is basically flat year-over-year. We, as a target internally, we try to keep our distributor inventory between 6 and 8 turns. It's kind of what we view as an ideal level for a wholesale distributor in our business. We're close to a 6. We are slightly over -- more inventory than we'd like compared to that 6-turns level but not by much. And, frankly, we're pretty pleased with where we are from an inventory standpoint, down 50-some-odd thousand units from last year. So the other point I would make is that our raw and WIP inventory levels are also down about 12% in total. So we've been pleased with -- when you slow factories down, it's very difficult to manage inventory, go out in the field as well as what you're working with in the company and still be profitable, frankly. And that was a challenge we were facing in 2017 as we slowed all 3 of our factories down to meet what we felt was realistic demand in 2017.

William Daniel Ledley - Cowen and Company, LLC, Research Division - Associate

And what about just broad industry-level inventories? What are your customers saying? How do you view that?

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

We don't really have good visibility into other manufacturers' specific inventory levels, but by and large, I think retailers we're -- navigated 2017, for the most part, pretty well. They watch their inventory. Some of them, frankly, were looking for deals that materialized largely from some of our other competitors. And so they were -- retailers were probably did a much better job than we have seen in previous downturns in terms of managing their inventory levels and engaging in smart buying practices. So I think they're probably fairly well positioned for the year depending on how things shake out going forward.

William Daniel Ledley - Cowen and Company, LLC, Research Division - Associate

Okay, and then just on orders. The order trends are quite good in Q4 especially relative to Q1 and 2 and 3 in '17. What drove that? Is that a restocking of the channel? Is it new products? Is it Ruger outperforming peers? Just what drove kind of the large step up in orders for Q4?

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

Well, as -- I think you may know we don't spend a lot of time paying attention to our incoming orders. But in our Q4, we had several things going on. Normally, our, what we call, show programs or winter programs that we run, beginning January 1. This year, we started them on December 1.

So some of those orders that we might normally see in January, we saw those in December. And then the other thing is new product launches of those 4 big major platforms: the EC9s, Rimfire Precision, Pistol Caliber Carbine and the Security-9 pistol. So all positive from that standpoint.

William Daniel Ledley - Cowen and Company, LLC, Research Division - Associate

Okay. And then if I could just squeeze in one more. You've mentioned excess industry capacity for a few quarters. But what do you think happens to that, to that capacity? Do you think it goes offline? Or how do you view that capacity going forward if level of demand will be lower?

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

Well, it's tough to say. I think it varies by company and what their plans are. I mean, the challenge for some companies are depending on how broad they are. If they only cover 1 or 2 categories that may be suffering from a downturn, then obviously, they're faced with either continue to build at current rates and discount to move the product or to cut production. In Ruger's case, we've got over 40 product families. So it allows us to be pretty diverse in terms of what we build and how we repurpose our equipment. And so we redeployed equipment throughout 3 of our factories and moved things in between factories to try to balance our production. And as far as other competitors, I mean, again, difficult for me to say. At this point, it seems like most have cut their production but not all. Some of ours continue to build and ship and, potentially, discount more than we'd like to see out there.

Operator

And our next question comes from the line of [Max Nicherba] with Max Financial Services.

Unidentified Analyst

Just let me squeeze in a couple of questions. The first, is there any color that you can provide, if possible, into the product mix that's currently at the distributors, so this new versus older product or, more importantly, if the mix is substantially different today than it was, say, a year or 2 ago?

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

[Max], we do monitor that down to the SKU level, the individual stock keeping unit. But to be candid, we don't disclose that. I will tell you it's pretty balanced. We don't see any eyesores in terms of Ruger products. Not sure of other manufacturers, but by and large, we're pretty comfortable with the mix of inventory that our distributors have.

Unidentified Analyst

Awesome. Terrific. The second question, obviously, Ruger has been doing the right thing, and you've stayed away from direct-to-consumer rebates and promotions even though your competitors have. Do you see that changing in 2018, especially if some of your peers continue offering such deals, whether they need to get rid of inventories or they just want to spur up demand? Do you see anything changing for you guys to respond?

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

I don't see us going the route of consumer rebates, to be honest with you. We may do some consumer promotions, like we've done in the past. But we try to be creative and not take value away from the product or the -- anybody in the distribution channel. But I don't see us going the rebate route. For us, we continue to try to focus on new product innovation, and I think that's what we are going to do going forward. And like we said earlier, the significant cuts to our production and realignment of our factories, I think, position us well for 2018. So we're comfortable where we are. And I think, as you know, we monitor distributor sales much more closely than we ever do incoming order rates or even inventory. Inventory, we want to look at and, certainly, make sure that there's no problem out there. But if -- what our distributors selling in the retailers and, ideally, the anecdotal data that we get from our sales force and from major retailers on how they're doing, that's what really drives our production levels and our production mix.

Unidentified Analyst

Awesome. And the third question, final one. Any thoughts on the Remington bankruptcy, whether it's going to have any impact or possibly open up some opportunities for you?

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

Well, to be honest with you, we're watching that closely. I mean, Remington's a great company. It's been around since 1816. They've got some great brands and great products. We obviously wish them well, going through that process. We're going to monitor and see if there may be some opportunities down the road. We think, given our strategy and our capital structure, with no debt and $63 million of cash on hand, may provide some opportunities down the road if they present themselves.

Operator

And our next question comes from the line of Chip Saye with AWH Capital.

Chip Saye

I have a few on CapEx. CapEx, it looks like you spent around $20 million in Q4. Can you talk about what you spent that on?

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

Well, frankly, Chip, most of that was -- we'd already spent the cash sometime before Q4. But it was placing into service the 3 big projects: the Security-9 pistol in Prescott, Rimfire Precision in Mayodan and the Pistol Caliber Carbine in Newport. All of those 3 went into service in Q4. We started producing guns, shipping guns in Q4, frankly, in late December. And so that's why the big hit in Q4. It wasn't a cash outflow. It was when those products that went into service.

Chip Saye

Okay. And then on that same front, your CapEx guidance for '18 was a little lower than I anticipated. Can you talk about that? Because in recent years, this averaged around $38 million a year and as high as $54 million, and now this is a dramatic drop. What's the reason for that? And what does that say about your business?

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

Well, number one, it's redeploying of existing equipment. We've got a lot of CNC machine tools throughout all 3 factories that can be redeployed for new products. So certain new products need -- they all need fixtures, tools and gauges that are capital expenses. But those are typically dwarfed by the big CNC machine tools that we would normally need to procure. So in a year like this, when we've bought a lot of those machines and, frankly, have a lot of those machines and we've cut production 25% since last year, we have those machines available. So that's not to say if we see an opportunity that we won't double down and reinvest and buy more equipment. But right now, we think those existing CNC machine tools will likely support what we need to do, and a lot of that CapEx that you see there in that $15 million will be the fixtures, tools and gauges to still make new products but not have to buy brand-new machines to make them on.

Chip Saye

Okay. So the new product development can continue but with less CapEx. Is that what I hear?

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

Absolutely. I mean, we're going full steam ahead with new product teams in all 3 facilities and no slowdown in that whatsoever.

Chip Saye

Okay. And I -- we listened to your commentary about the workforce reductions and you're making the decisions you can to try to control what you can control, but when you slow factories down, you have a fixed cost absorption. In your new products that you -- the carbine, the S-9, are you just having the same margin on those products as you did prior to, say, in '16 and '17?

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

Well, as you know, we don't disclose product-line-level margins, but anything within the factory's 4 walls is going to be impacted by the ability to absorb those fixed costs. So I think as volume picks up, which we'd like to see it do, I mean, that would, obviously, improve those margins. But that's what you're facing. All products within those 4 walls are going to be impacted by that deleveraging of fixed costs from, say, prior quarters or prior years.

Chip Saye

Okay. And just a couple more, if you don't mind. The question earlier about discounting and you being creative, what do you see in terms of maybe not just Ruger but in terms of the environment? Do you see that discounting continuing? I know M&P ran a lot of discounts last year and rebates. What do you see for the retail environment in the next, say, 6 to 9 months?

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

Boy, that one's hard to predict. Right now, it seems to have stabilized somewhat from, say -- it's not as aggressive. Some of the rebate programs and things of that nature that we saw back in, say, the spring and early summer of last year. But there are still plenty of deals out there. And I think the biggest challenge, again, if you're a manufacturer is that your only 1 or 2 product categories, they tend to be the ones that have to get maybe more aggressive than others. And that's where, again, the diversity of Ruger's product lines, covering over 40 different product families, helps us navigate and, hopefully, not be too reliant on any one single product family to get us through quarters and get us through the year.

Chip Saye

Okay. And lastly, is there already a -- I ran over this K last night. But -- were there no buybacks in Q4?

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

That's correct.

Operator

And our next question comes from the line of Brian Rafn with Morgan Dempsey.

Brian Gary Rafn - Morgan Dempsey Capital Management, LLC - Principal, Director of Research, and Lead Portfolio Manager

Chris, given the shrinkage of inventory in the wholesale channel and the retailers being very, very careful, does that give them any more appetite for new product line launches that you guys might come out with because it's a little less risk if they're not slouching with huge inventory?

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

Absolutely. There's no doubt about it. As there -- the new products will get people into the store, regardless. It also allows the distributors to give their salespeople something exciting to contact retailers about. So it's a positive impact throughout the channel. And I think with retailers' inventories being a little in better shape than it might have been some time ago, it's -- it kind of provides a better buying opportunity for them and a better opportunity for us to get those new products into their stores.

Brian Gary Rafn - Morgan Dempsey Capital Management, LLC - Principal, Director of Research, and Lead Portfolio Manager

Yes, okay. Given the moderation that we've all talked about, the pace of business. Are you -- you talked a little bit about shifting some CNC tooling around. Have you added anymore? I think the last time we talked at Mayodan, you were maybe 55%, 60% covered on the floor of -- the shop floor space. What would Mayodan be now? And have you moved any more product lines down there?

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

We've got several product lines down there. We're in the process. We shift building American centerfire rifles in both locations. We build the SR22 pistols down there, we build the LCP I, and we also build the Precision Rimfire and all the American Rimfire bolt-action rifles down there. And so we're probably -- we've still got some ways to go in Mayodan. We're probably, certainly, more full than when you were last down there, probably more like 75% to 80%, but we've still got some room to grow if we need to.

Brian Gary Rafn - Morgan Dempsey Capital Management, LLC - Principal, Director of Research, and Lead Portfolio Manager

Got you, got you, got you. Okay. From the standpoint -- if you look at kind of lean manufacturing, Mike had always talked about Six Sigma, kaizen and that. You were [backs-crossed] way, way back when the Ruger family owned it. Now it's more of a demand for a single piece. What are you guys looking at as you go forward and looking at incremental changes in the lean manufacture? It's [scrap]. Is it WIP flow? Is it work in process on shop floor? Is it floor space reduction for a super [tow]? What specifically are some of the things you can continue to do at this point?

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

Well, one is, obviously, taking costs out of the process. Continuous improvement is really the bottom line. For a lot of the kaizens, maybe smaller in nature, maybe related to ergonomics at the work center or maybe related to safety improvements. So when we do that, it provides a benefit, not just financially but also for employees in terms of the work conditions, the safety in the shop. And all of that is positive. I'm always impressed by the daily kaizens I see every day coming out of the -- all 3 factories. They do a short report out of -- on each daily kaizen, and some of them can be real blockbusters in terms of cost savings, and some of them can be fairly, fairly small, but they're all continuously improving the process or the product. And the other aspect of that is you got great employee involvement in that process. That's where the best ideas are coming from, is the shop floor, certainly not from the top down. So it's all been very positive in terms of the ongoing kaizen efforts.

Brian Gary Rafn - Morgan Dempsey Capital Management, LLC - Principal, Director of Research, and Lead Portfolio Manager

Yes, when you look at your engineering teams and all, you guys have anywhere from 5 to 6 to 7 and 8 guys, and I think the number at one time in that whole R&D area is about 140 guys. Are you looking to incrementally add at all because the bulk is being so big on driving new product sales? Or is it just rationalize with what the headcount that you have? I'm assuming you haven't had any attrition on that side. Just kind of, where are you in that hiring mode relative to engineers, design engineers, metallurgist guys? How important is that to you?

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

Well, we're not actively recruiting right now for any of those positions. We have, as you might have seen in the K, we have about 70 folks committed to the R&D/new product engineering effort. And then a lot of those other engineers are involved in sustaining operations and mechanical engineers on the factory floor, all of whom are providing great service to us. We're not -- while we're not actively chasing new engineering talent, if we got the opportunity for somebody with a unique set of skills, in particular, products that we're pursuing, that's something we'll always be opportunistic and, potentially, find a home for that person.

Brian Gary Rafn - Morgan Dempsey Capital Management, LLC - Principal, Director of Research, and Lead Portfolio Manager

Got you. You don't have an age element. Obviously, you guys are very, very paternalistic. You don't have a lot of 63-year-old engineers. Is there a barely -- I don't know, bell-shaped curve? Or how elderly is that engineering design team pool?

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

It's really a balanced mix. We've got some great folks that are maybe a little grayer, if you will, but they are very talented, and they've been around the block and can help us navigate things. They know firearms design inside and out. And as great as it is to have the youngsters come in with great CAD skills and things like that, having the veterans in place that help us with firearms design and understanding the history of firearms is really a benefit to Ruger. So we've got a good mix in that group as we do in all areas of the factory.

Brian Gary Rafn - Morgan Dempsey Capital Management, LLC - Principal, Director of Research, and Lead Portfolio Manager

Yes, okay. And relative to the SHOT Show and some of your conversation with your wholesale dealers. Just getting a sense of the cadence, pessimism, optimism, guarded optimism, and what was kind of the early reception of some of the products that you showed?

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

The products were very, very well received. They're very excited about the new product launches. So that was very key. We had a lot of meetings at the SHOT Show, not only with our distributors but with our key independent retailers and key national accounts. And again, it's new products that really make the difference there. They're very excited about that. I think, what I said before, I think the retail part of this -- of the channel was a little wiser than maybe some portions of the manufacturing and wholesale level. And I think the retailers have navigated these waters, for the most part, pretty well.

Brian Gary Rafn - Morgan Dempsey Capital Management, LLC - Principal, Director of Research, and Lead Portfolio Manager

Got you. Got you. OpEx, new quarter, anything relative to the main integrated foundry versus the 2 mini foundries that you're running? Any thoughts on that?

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

The 2 rollover furnaces, or mini foundries, are doing great. We still got -- the legacy foundry is still there and winding down. We've got -- primary focus is remanufacturing some of the byproducts, the runners and things like that, that are then -- that we need to use the main furnace for then to get that material ready for the rollover furnaces. And there's a few parts we're still qualifying before they migrate from the legacy foundry into the rollover furnaces but, by and large, has gone very well, and the folks at Pine Tree Castings have done a great job with that. And so I think that's probably pretty close to a steady state in terms of those 2 mini foundries, if you will.

Brian Gary Rafn - Morgan Dempsey Capital Management, LLC - Principal, Director of Research, and Lead Portfolio Manager

Okay. And is there any thought of shutting the legacy, the main integrated furnace down? Or is there -- is that -- you guys kind of had that flexibility, and it's been nice flexibility.

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

Yes, it's been good flexibility in terms of the ability to ramp up. But it's also -- like what I said, right now, we still need it to handle some of the byproducts left over from the mini foundries, or rollover furnaces, if you will. So that's still a little bit of an open question. We don't want to shut it down prematurely and then not be able to go back. But if we do, the cash parts of these other foundries that we could always -- if we had to in a surge situation, source those outside. But right now, we have good flexibility with our -- the 2 rollover furnaces and still having the main foundry in place.

Brian Gary Rafn - Morgan Dempsey Capital Management, LLC - Principal, Director of Research, and Lead Portfolio Manager

Yes, got you. Anything on commodity raw material feedstocks, steel alloys, woods, waxes, resins, sand, anything price-wise?

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

Nothing really significant that we're seeing. One of the challenges we have -- is, frankly, on the wood side, not procuring it. But that's one of the things that our customers really like, the highly grained wood on some of the products, like the Hawkeye rifles and the No. 1s. And that remains a challenge, getting that highly configured or highly grained wood. But beyond that, we're in pretty good shape in terms of commodities.

Brian Gary Rafn - Morgan Dempsey Capital Management, LLC - Principal, Director of Research, and Lead Portfolio Manager

Yes. Well, one thing. I think we saw some discounts to MSRPs upwards of 30%. What might be, as you've kind of went through the Christmas season, what might be, well, the ceiling right now on aggressive discounts?

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

Boy, I don't know. I mean, I think a lot depends on strength of the individual retailer or, potentially, wholesalers that's moving that product. When we do our promotional programs in the winter and sometimes in the spring, those are focused on the retailers. So we're not devaluing the inventory at wholesale, but it is making it more advantageous for the retailer to bring additional product in. For example, you would be -- it might be a buy 9 get 1 free program or buy 10 get 1 free, whatever the case might be. And so that benefits a retailer and assists in netting his overall inventory cost down but doesn't impact wholesalers. And so sometimes you'll see big retailers that may have the appetite to go in with strong orders from their distributors, maximize the amount of discount. Even though the level of discounting is all the same, they may have more product on hand than they've had and they have more flexibility to be aggressive in their advertising and their discounting. So I think that's primarily where you are seeing it.

Brian Gary Rafn - Morgan Dempsey Capital Management, LLC - Principal, Director of Research, and Lead Portfolio Manager

Okay. What was your sense of your Black Friday, maybe your promotions and actual advertising? Did your efforts in sales kind of match your internal plan or budgets? What was your sense of Black Friday for you guys?

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

I would say at the micro level, they did. I mean, the national account world and all the retail in that world has been a challenge for some of those customers. I mean, you saw the Gander Mountain bankruptcy. I think that was -- may have been last year. We're probably beyond the 12 months now. You see the acquisition of Cabela's by the folks at Bass Pro. So that's certainly injected a level of additional excitement at that retail level. And for us, selling it through 2-step distribution. On one hand, we're insulated from a credit standpoint when there is a bankruptcy, like when Gander went out. But on the other hand, when there's an acquisition like with Bass Pro and Cabela's, we're working hard with both staffs to make sure that the assortment at the store level is strong in every Cabela's store and every Bass Pro store.

Brian Gary Rafn - Morgan Dempsey Capital Management, LLC - Principal, Director of Research, and Lead Portfolio Manager

Yes, okay. Let me ask a kind of a little bit of a legacy question. You guys at one time were in the shotgun market. I think Mike's comment was there was an issue of quality levels versus kind of it was an $800 to $1,400 price point. Any -- and I get it, for new products, so I could get that. But any thoughts on the future of Ruger with either an over-and-under or side-by-side shotgun?

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

Well, Brian, you hit the nail on the head there. On a side-by-side market from the Red Label, I mean, that was one where we just felt we couldn't deliver the right product at the right cost. It was -- our costs were much higher than we would like on that product, and if we raise the price up to the level we thought would be necessary to make a fair profit margin, we just wouldn't be competitive with the market. So that's why we pulled the plug on the Red Label a couple of years back. Not that we wouldn't like to be there again, so I wouldn't say never. But as you know, we don't talk about new products. So that one is obviously off the table.

Brian Gary Rafn - Morgan Dempsey Capital Management, LLC - Principal, Director of Research, and Lead Portfolio Manager

Yes, okay, okay. Let me ask, some of your derivative products, you guys have had some kind of unique calibers: the 454 Casull, the 10 millimeter, the 6.5 Creedmoor, 460 Ruger. How successful have some of those additional line extensions and calibers been for you guys?

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

Some have been very strong. Like I mentioned before, the 450 Bushmaster and the centerfire American has really exceeded our expectations. 6.5 Creedmoor has been very strong. Other ones like the 6mm Creedmoor, for example, is a little slower start. So they kind of vary, and some of the legacy calibers like a, say, 204 Ruger as a varmint caliber had been very steady over the years. Things like a 460 Ruger and the Super Redhawk line, again, kind of a niche product, don't see a big hit one way or the other, but I think it varies. A lot of those things, like I said, the 450 Bushmaster really caught me by surprise as far as just how strong it was. Part of that was driven by the laws in certain states, allowing for straight-walled cartridges to be used during what was previously a slug -- or shotgun season. And so some are driven by changes in hunting laws at the state level. Others are just driven by what catches on with the consumer. And I think the 450 kind of struck a chord with on both those notes.

Brian Gary Rafn - Morgan Dempsey Capital Management, LLC - Principal, Director of Research, and Lead Portfolio Manager

Got you, got you. Any like we've had with the Precision Rifle [crew mod]? Any product that's on limited allocation or where there's more demand right now than there is supply?

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

Right now, for sure, the Pistol Caliber Carbine, a 9 millimeter, has done very well. And that one is one that I think is on allocation. We've got a lot of dealers looking for where they can get product. We've been shipping it every day since the end of December. However, there is a lot of, I'll say, some frustration out there like we saw with the Ruger Precision Rifle, that people are chasing that and trying to find available product. "It's out there," I would tell them. Keep looking. Go to your independent retailer or look online because we're shipping those guns every day. And the folks at Newport are wrapping up, and we're -- frankly, the demand is outstripping supply on that gun right now. And we have a lot of request other calibers, people looking for a 40 S&W, people looking for a 10 millimeter or 45 ACP, all in that Pistol Caliber Carbine platform. So that's been very successful for us.

Operator

And our next question comes from the line of [Gavin Ritchie] with [RRCM].

Unidentified Analyst

Just one really quick question. You mentioned your balance sheet. What level of debt would you take on for the right deal, either in terms of EBITDA multiples or, actually, dollars?

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

Yes, that's probably something I wouldn't hazard a guess or speculate on. I mean, as you know, with no debt, we like our balance sheet now. I think

-- we think it gives us a lot of opportunity in the future, but we don't really have any preordained limit if the right opportunity came along. I think we would be able to get financing, either with debt or equity as needed if it makes sense for us.

Operator

And that is all the time we have our question-and-answer session for today. So with that, said, I'd like to turn the call back over to President and CEO, Mr. Chris Killoy, for closing remarks.

Christopher J. Killoy - Sturm, Ruger & Company, Inc. - President, CEO & Director

Thank you. In closing, I would like to thank you for your continued interest in Ruger, and I'd like to thank our loyal customers and the 1,800 hard-working members of the Ruger team who design and manufacture the rugged and reliable firearms every day in our American factories. I look forward to seeing many of you in our 2018 annual meeting on Wednesday, May 9 in Prescott, Arizona.

Operator

Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program, and you may all disconnect. Everyone, have a wonderful day.

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